Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
Destra Investment Trust II:

We consent to the use of our report dated November 24, 2014 on the financial statements of Destra Preferred and Income Securities Fund and Destra Focused Equity Fund (the Funds within Destra Investment Trust II), incorporated herein by reference, and to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” in the Statements of Additional Information.

/s/ KPMG LLP

Chicago, IL
January 28, 2015